Exhibit 5

Opinion of Borden Ladner Gervais LLP.

[LETTERHEAD OF BORDEN LADNER GERVAIS LLP]

June 15, 2006

Securities and Exchange Commission

450 Fifth Street N.W.

Judiciary Plaza

Washington, D.C. 20549

U.S.A.

Dear Sirs:

Re:

Oppenheimer Holdings Inc.

Registration Statement on Form S-8

We have acted as Ontario counsel to Oppenheimer Holdings Inc., a Canadian corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 dated June 15, 2006, registering an aggregate of 1,508,621 Class A non-voting shares (the "Class A Shares") of the Corporation reserved for issuance under the Oppenheimer Holdings Inc. Select Management Incentive Plan (the "Plan"), subject to compliance with applicable United States and Ontario securities laws and the requirements of the New York Stock Exchange and the Toronto Stock Exchange.

We are qualified to practice in various Provinces of Canada including the Province of Ontario.  We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter expressed are confined to the laws of Ontario and the laws of Canada applicable to Ontario.

We have examined such corporate records of the Corporation and other documents as we have deemed necessary and appropriate under the circumstances to furnish the following opinions:

1.

The Corporation is a corporation duly continued and validly existing under the laws of Canada.

2.

When the 1,508,621 Class A Shares have been duly issued upon the exchange of Variable Rate Exchangeable Debentures of E. A. Viner International Inc., the Class A Shares will be duly issued as fully paid and non-assessable shares.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and all amendments thereto and to the reference to our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement

Yours very truly,

“Borden Ladner Gervais LLP”